Exhibit 10.20

SIXTH AMENDMENT TO LEASE

THIS Sixth Amendment to Lease (this “Amendment”) is made and entered into as of June 7, 2022, by and between WATER GARDEN COMPANY L.L.C., a Delaware limited liability company (“Landlord”) and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Tenant”).

1.
Recitals.
1.1
Lease. Landlord and Tenant are parties to that certain Office Lease dated as of August 19, 1999 (“Original Lease”), as amended by that certain First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001, that certain Second Amendment to Lease dated as of October 5, 2005, that certain Third Amendment to Lease dated as of January 31, 2011, that certain Fourth Amendment to Lease dated as of January 14, 2021, and that certain Fifth Amendment to Lease (the “Fifth Amendment”) dated as of February 16, 2022 (collectively, the “Lease”), pertaining to certain Premises in the Building located at 2425 Olympic Boulevard in Santa Monica, California, as more particularly described in the Lease.
1.2
Amendment. Landlord and Tenant desire to enter into this Amendment to reflect the potential addition to the Premises of 755 rentable square feet located on the first (1st) floor of the East tower of the Building, commonly known as “Suite 105E”, upon the terms and conditions set forth below. Capitalized terms used in this Amendment and not defined in this Amendment shall have the meanings given them in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

2.
Lease of Suite 105E

.

Effective upon the Suite 105E Delivery Date (as hereinafter defined), Landlord hereby leases Suite 105E to Tenant, and Tenant hereby leases Suite 105E from Landlord, upon the terms and conditions of the Lease as amended by this Amendment. It is intended that the terms applicable to the First Floor Space (as defined in the Fifth Amendment) shall apply with respect to Suite 105E, except as expressly provided in this Amendment. Accordingly, the term of the lease of Suite 105E shall commence on the New Commencement Date (as defined in Section 3.2(a) of the Fifth Amendment) and end on the Expiration Date (as defined in Section 3.2(a) of the Fifth Amendment), unless sooner terminated pursuant to the Lease. The provisions of Section 3.2(a) of the Fifth Amendment regarding the Beneficial Occupancy Period shall expressly apply with respect to Suite 105E, as if Suite 105E were part of the First Floor Space initially leased under the Fifth Amendment. An outline of the First Floor Space, including Suite 105E, is set forth in Exhibit “A” attached hereto. Such Exhibit “A” (i) is intended only to show the general layout of the First Floor Space as of the date of this Amendment, (ii) does not constitute an agreement, representation or warranty as to the construction of the First Floor Space, the precise area thereof or the specific location of the Common Areas, (iii) does not supersede any of Landlord’s rights with respect to arrangements and/or locations of public parts of the Project and changes in such arrangements and/or locations, and (iv) is not to be scaled; any measurements or distances shown should be taken as approximate. The rentable square footage of the First Floor Space, including Suite 105E, shall be 8,614 rentable square feet. The total rentable square footage of the Premises (i.e., the First Floor Space and Suite 6000W) shall be 38,261 rentable square feet (and Section 5 of Exhibit “C” attached to the Fifth Amendment shall be updated accordingly when executed by the parties).

3.
Delivery and Improvement of Suite 105E.

(a) Delivery. Suite 105E is currently leased to an existing tenant (referred to herein as “Existing Tenant”), which Existing Tenant has expressed to Landlord a willingness to agree to the early termination of such Existing Tenant’s lease of Suite 105E (which is currently occupied by a subtenant of Existing Tenant). Upon the mutual execution of this Amendment and Existing Tenant’s execution of an early termination agreement pertaining to Suite 105E (the “Suite 105E Early Termination Agreement”), Landlord will give Existing Tenant 30 days’ notice of the termination of the lease of Suite 105E (such scheduled date of termination is referred to as the “Scheduled Termination Date”). The 30-day period is intended to coincide with Tenant’s commencement of construction of its Tenant Improvements pursuant to the Fifth Amendment. The Suite 105E Early Termination Agreement obligates Existing Tenant to (a) notify its subtenant that its sublease of Suite 105E will terminate on the Scheduled Termination Date, and (b) use commercially reasonable efforts to cause its subtenant to vacate and surrender Suite 105E as soon as possible, in the event that such subtenant has failed to vacate Suite 105E by the Scheduled Termination Date. Notwithstanding anything in this Amendment to the contrary, (i) if Landlord has not delivered Suite 105E to Tenant on or before July 10, 2022, Tenant shall have the right to void this Amendment by written notice to Landlord on or prior to December 31, 2022, in which case this Amendment shall be null and void and of no force or effect, (ii) if Landlord is unable to deliver Suite 105E to Tenant within six (6) months of the Scheduled Termination Date (the “Landlord Termination Date”), Landlord shall have the right to void this Amendment by written notice to Tenant on or prior to the Landlord Termination Date, in which case this Amendment shall be null and void and of no force or effect, and (iii) Tenant’s sole remedy in the event that Landlord is unable to deliver Suite 105E to Tenant shall be to void this Amendment as provided in the foregoing clause (i). Within two (2) business days’ of Existing Tenant’s subtenant’s surrender of Suite 105E, Landlord will deliver possession of Suite 105E to Tenant, vacant and broom clean but otherwise in “AS-IS” condition (subject to the provisions of Article 1 of Exhibit “B” of the Fifth Amendment, which shall be applicable to Suite 105E in the same manner as applicable to the First Floor Space), and such date shall be referred to herein as the “Suite 105E Delivery Date”. Landlord shall have no obligation to provide or pay for any improvement work or services related to the improvement of Suite 105E except as provided in Section 3(b) below, and Tenant shall accept Suite 105E in its AS-IS condition on the New Commencement Date. Tenant acknowledges and agrees that except as otherwise expressly provided in the Lease as amended hereby, neither Landlord, nor any employee, agent, or representative of Landlord has made or herein makes any representation or warranty concerning Suite 105E or the Building or Project, or the suitability of Suite 105E or the Building for the conduct of Tenant’s business. Tenant’s occupancy of Suite 105E shall be deemed conclusive evidence of Tenant’s acceptance of Suite 105E in accordance herewith. Following the Suite 105E Delivery Date, Suite 105E shall constitute part of the Premises under the Lease, and all references in the Lease to the Premises shall include Suite 105E, except as otherwise expressly provided.

(b) Improvements; Work Letter. Tenant shall have the right, following the Suite 105E Delivery Date, to construct Tenant Improvements in Suite 105E in accordance with the terms and conditions of the Work Letter attached to the Fifth Amendment as Exhibit “B”, as amended by this Section 3(b). The amount of the Tenant Improvement Allowance set forth in Section 2.1 of the Work Letter is hereby increased to equal Three Million Six Hundred Thirty-Four Thousand Seven Hundred Ninety-Five Dollars ($3,634,795) (which is equal to $95.00 per rentable square foot of the Premises, including Suite 105E). The amount of the First Floor Space Demolition Allowance is hereby increased to equal up to Sixty-Eight Thousand Nine Hundred Twelve Dollars ($68,912) (which is equal to Eight Dollars ($8.00) per rentable square foot of the First Floor Space, including Suite 105E). In accordance with the increase of the Tenant Improvement Allowance hereunder, the amount of the Coordination Fee is hereby increased to equal Thirty-Seven Thousand Thirty-Seven and 7/100 Dollars ($37,037.07).

4.
First Floor Space Base Rent. Section 4.2 of the Fifth Amendment is hereby amended and restated in its entirety to provide as follows: “Subject to Section 4.4 below, beginning on the New Commencement Date and continuing throughout the New Term, Tenant shall pay monthly Base Rent for the First Floor Space in the amounts set forth in the following table, in the manner set forth in Article 3 of the Original Lease:

Period Following New Commencement Date	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (rounded)
Months 1 – 12	$48,669.10	$5.650
Months 13 – 24	$50,374.67	$5.848
Months 25 – 36	$52,140.54	$6.053
Months 37 – 48	$53,966.71	$6.265
Month 49 – 60	$55,853.18	$6.484
Months 61 – 72	$57,808.55	$6.711
Months 73 – 84	$59,832.84	$6.946
Months 85 – 96	$61,926.05	$7.189
Months 97 – 108	$64,096.77	$7.441
Months 109 – 120	$66,336.41	$7.701
Months 121 – 132	$68,662.19	$7.971

* If the New Commencement Date is not the first calendar day of a calendar month, then for the partial month from the New Commencement Date until the expiration of the calendar month containing the New Commencement Date, Tenant shall pay as the monthly installment of Base Rent for the First Floor Space the product obtained by multiplying $48,669.10 by a fraction, the numerator of which is the number of days in such partial month from and after the New Commencement Date and the denominator of which is the number of days in the calendar month in which the New Commencement Date occurs.”

5.
Base Rent Abatement. The total amount of “Abated Base Rent” referenced in Section 4.4 of the Fifth Amendment is hereby amended to be $1,776,832.40.
6.
Tenant’s Share. The Tenant’s Share set forth in Section 4.3(b) of the Fifth Amendment is hereby amended to be 10.4168%.
7.
Option to Cancel – First Floor Space. Suite 105E is expressly included in the definition of “First Floor Space” for purposes of the option to cancel set forth in Article 7 of the Fifth Amendment. Accordingly, the amount of the Termination Fee set forth in Article 7 of the Fifth Amendment is hereby amended to be $1,099,626.83.
8.
Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CBRE, Inc. and Jones Lang LaSalle Brokerage, Inc. (collectively, “Broker”), whose commission shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Broker, occurring by, through, or under the indemnifying party.
9.
Parking Passes. The number of “Parking Passes” defined in Section 9.1 of the Fifth Amendment is hereby amended to be one hundred fifteen (115) parking passes (equivalent to 3 parking passes per 1,000 rentable square feet of the Premises, expressly including Suite 105E).
10.
Civil Code Section 1938. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, the Building, and Suite 105E have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp reasonably approved in advance by Landlord; and (ii) Tenant, at its cost, is responsible for making any repairs within Suite 10E to correct violations of construction-related accessibility standards disclosed by such CASp inspection, in accordance with the terms of Article 8 of the Original Lease. If any such CASp inspection indicates that repairs or modifications are required to cause the areas of the Building outside Suite 105E to comply with applicable construction-related accessibility standards, and are related to Tenant’s use of Suite 105E for normal, general office use, with normal occupancy densities (as reasonably determined by Landlord), and Landlord’s failure to make such repairs or modifications would affect Tenant’s use of or occupancy of Suite 105E, then Landlord (or Tenant, if so elected by Landlord) shall make such repairs or modifications to the Building at Landlord’s sole cost. If any such repairs or modifications to the Building are required as a result of Tenant’s use of Suite 105E for other than normal, general office use, or by Tenant’s higher than normal occupancy density, then either (A) Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, or (B) at Tenant’s option, Landlord shall not be required to make such repairs or modifications, but if Tenant so elects, then Tenant shall be required to modify its use and occupancy density of Suite 105E so as to comply with applicable construction-related accessibility standards without such repairs or modifications being made to the Building. If the failure to make such repairs or modifications would not affect Tenant’s use or occupancy of Suite 105E in accordance with Code, then Tenant shall not have the right to require Landlord to perform such work and Tenant shall not be responsible for the cost of performance of such work if performed by Landlord.
11.
Miscellaneous.
11.1
Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect. References in the Lease to “this Lease” shall hereinafter be deemed to refer to the Lease as amended by this Amendment, unless the context clearly requires otherwise; provided that in the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern. To Tenant’s current, actual knowledge, Landlord is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease. To Landlord’s current, actual knowledge, Tenant is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease.
11.2
Binding Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
11.3
Counterparts. This Amendment may be executed electronically, in any number of counterparts, all of which together shall constitute one and the same instrument.
11.4
Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of California.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

WATER GARDEN COMPANY L.L.C.,
a Delaware limited liability company

By: /s/ Lauren B. Graham
Lauren B. Graham
Executive Director, Real Estate

Date Signed: June 8, 2022_______________

TENANT:

ENTRAVISION COMMUNICATIONS CORPORATION,

a Delaware corporation

By: /s/ Walter Ulloa_____________

Walter Ulloa

Chairman and Chief Executive Officer

Date Signed: June 8, 2022_________

By: /s/ Christopher Young________

Christopher Young

Chief Financial Officer

Date Signed: June 8, 2022_________